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             Celadon Group, Inc.                                    EXHIBIT 99.1
             One Celadon Drive
             Indianapolis, IN 46235-4207
             317-972-7000





In Chicago:                                             Contact at the Company:
Karl Plath or Brien Gately                              Steve Russell, Chairman
847-296-4200                                            Paul Will, CFO


                  CELADON GROUP ACQUIRES BUSINESS AND ASSETS OF
                              HIGHWAY EXPRESS, INC.


INDIANAPOLIS, IN - AUGUST 21, 2003- Celadon Group, Inc. (NASDAQ-CLDN) announced today it has completed the acquisition of the business and certain assets of Highway Express, Inc. Highway Express is a truckload carrier based in Richmond, Virginia that generated approximately $27 million in revenue during 2002. Highway Express was started in 1991 by Mr. J. Harwood Cochrane, who also started Overnite Transportation in 1935 and was the Chairman when the shareholders of Overnite agreed to sell to the Union Pacific Railroad in 1986.

In the transaction, Celadon acquired all of the tractors and trailers, as well as certain other assets related to the business. Celadon will continue to operate Highway Express from its Richmond, Virginia headquarters. The purchase price was not disclosed.

Steve Russell, Chairman and Chief Executive Officer of Celadon, indicated, "We are excited about the acquisition of Highway Express. They have an excellent customer base and great drivers, many of whom have been working for Highway Express since Mr. Cochrane started the company. The Highway customer base is predominately consumer non-durables in accordance with our strategic plan to build commodity diversification. We believe the acquisition will be accretive in the first quarter of operation."


Mr. J. Harwood Cochrane, Chairman and Chief Executive Officer of Highway Express, Inc., said, "Our employees have made Highway Express the great company it is. I'm very pleased with Celadon's acquisition and excited that they will retain this very loyal group of employees. Celadon can provide some wonderful resources and offer a wide variety of new service offerings for our customers."

Mr. Cochrane will be leaving not only the company but also the industry. "I'll miss trucking," he said. "I've enjoyed this business and it has been very good to me over the years but I believe it's time for me to retire. It's probably good that I was required to sign a non-compete agreement as part of the sale so that I know I have to focus on enjoying my retirement." Mr. Cochrane first started trucking in 1933.

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Dave Shatto, Executive Vice President of Celadon, added, "Highway Express has built a wonderful reputation with its customer base. Retaining the management, drivers, and key facilities at Richmond, VA; Greensboro, NC and Hampton, VA, as well as other locations, will make the transition seamless to Highway Express' customers. It will expand our footprint in the southeast part of the U.S. which Celadon has serviced for many years to and from Mexico and Canada. We are delighted that Jim Ferrell, who has been with Highway Express since its inception, has agreed to continue to manage Highway Express."

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis, that operates in the U.S., Canada and Mexico, and, is the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 15,000 member fleets. Please visit the company's websites at: www.celadongroup.com and www.truckersb2b.com.